Exhibit 10.20

AMENDMENT TO THE

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 3 (this “Amendment”), dated as of June 27, 2023, to the Investment Management Trust Agreement (as defined below) is made by and between Viveon Health Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of December 22, 2020, as amended by Amendment No. 1 on March 23, 2022, and Amendment No. 2 on January 20, 2023 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at a special meeting of stockholders of the Company held on June 22, 2023, the Company stockholders approved a proposal to amend (the “Third Extension Amendment”) the Company’s amended and restated certificate of incorporation, (the “Amended Charter”) to allow the Company to (i) initially extend the date by which the Company must consummate an initial business combination up to six times, each such extension for an additional one month period, until December 31, 2023, by depositing into the trust account established in connection with the Company’s initial public offering (the “Trust Account”) the amount of $85,000 for each one-month extension, until December 31, 2023, and (ii) further extend the date by which the Company must consummate an initial business combination (without seeking additional approval from the stockholders) for up to an additional three months, from January 1, 2024 to March 31, 2024, with no additional deposits to be made into the Trust Account during such period, each such extension for an additional one month period, (the “Third Extended Date”), upon one calendar day advance notice to the Trustee, prior to the applicable monthly deadline, unless the closing of the proposed initial business combination with Clearday, Inc., or any potential alternative initial business combination shall have occurred prior to the Third Extended Date; and

WHEREAS, prior to the date hereof, the Company has deposited an additional $85,000 into the trust account and filed the Third Extension Amendment with the Secretary of State of the State of Delaware.

NOW THEREFORE, IT IS AGREED:

1.	Section 1(i) of the Trust Agreement is hereby amended and restated to read in full as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by Chardan, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event (i) that a Termination Letter has not been received by the Trustee by March 31, 2024, or, (ii) prior to December 31, 2023 the Company fails to timely make the required additional monthly deposit into the Trust Account to extend the date to consummate an initial Business Combination on a monthly basis, upon one day advance notice prior to the applicable monthly deadline, commencing with the first additional monthly deposit to be made by June 30, 2023, and subsequent additional monthly deposits by July 31, 2023, August 31, 2023, September 30, 2023, October 31, 2023, November 30, 2023 and December 31, 2023 (no additional deposits need to be made into the Trust Account during the period from January 1, 2024 through March 31, 2024), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders.”

2.	All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

3.	This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

4.	This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 7(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

5.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS TRUSTEE

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

VIVEON HEALTH ACQUISITION CORP.

By:	/s/ Jagi Gill
Name:	Jagi Gill
Title:	Chief Executive Officer

Acknowledged and Agreed:

Chardan Capital Markets, LLC

By:	/s/ George Kaufman
Name:	George Kaufman
Title:	Managing Director

3